Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aadi Bioscience, Inc. Amended and Restated 2014 Equity Incentive Plan, the Aadi Bioscience, Inc. 2021 Equity Incentive Plan and the Aadi Bioscience, Inc. 2021 Employee Stock Purchase Plan, of our report dated March 11, 2021, with respect to the consolidated financial statements of Aerpio Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 24, 2021